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                                                                     EXHIBIT 4.4
[FORTIS BANK LETTERHEAD]

Kwanasia Electronics Company Limited
Units 605, Hong Leong Industrial Complex,
4 Wang Kwong Road,
Kowloon Bay, Kowloon.

Date     10 February 2003
Ref.     KEM-1/KA/CRA
Subject  General Banking Facilities

Dear Sirs,

We refer to our recent discussion and are pleased to confirm that subject to execution of satisfactory documentation we agree to grant you general banking facilities under the following terms and conditions:-

OVERDRAFT FACILITIES &/OR STANDBY LETTER OF CREDIT
ISSUED ON YOUR BEHALF

OD Limit / L/C Amount: HKD5,000,000.-

Interest on Overdraft Facilities

Payable monthly at our HKD Prime Rate OR our prevailing funding cost, whichever is higher, plus 0.25%, all rates subject to fluctuation at our discretion.

The unused portion of the standby letter of credit facilities can also be available to you for import facilities without the support of sales contract and export facilities on the terms and conditions as below mentioned.

SHORT-TERM LOAN FACILITIES

(Sublimit of the above OD & Standby LC limit of HKD5,000,000.-)

Amount:     HKD3,000,000.-

            Short-Term loan is to be drawn
            from time to time in minimum of HKD
            1,000,000.- and in multiples of HKD500,000.-
            for the periods of one month up to 3 months maximum.

Interest:   For HKD currency loan amount, interest will be
            charged at our Hong Kong Interbank Offered
            Rate OR our prevailing funding cost, whichever is higher, plus 2.375%, payable upon maturity of the loan.

            For foreign currency loan amount, interest will be charged at our London Interbank
            Offered Rate OR our prevailing funding cost, whichever is higher, plus 2.375%, payable upon maturity of the loan.

            All the above rates subject to fluctuation at our discretion.
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                                                              [FORTIS BANK LOGO]

Date     10 February 2003
Subject  General Banking Facilities
         Kwanasia Electronics Company Limited
Pages    2/6

IMPORT FACILITIES AGAINST 100% SALES CONTRACTS AND/OR INVOICE DISCOUNTING FACILITIES

Limit: HKD5,000,000.- for the opening of letters of credit on such terms and conditions as we may from time to time stipulate, the delivery of goods against signing of trust receipts, invoice trust receipts, negotiation of letters of credit under letters of guarantee, advances against export documents and/or discounting of invoices (upto 80%, maximum of 90 days) from restricted buyers listed below. In-house bills with related companies, including but not limited to Jetcrown Industrial Ltd, Deswell Industries Inc, and Kwanta Precision Metal Products Co Ltd, are not allowed.

         Invoice Trust Receipts facilities can be drawn against invoices from approved suppliers with payment made directly to their accounts.

         Invoice Discounting buyers' list

         1) Huacomm Telecommunications Engineering (HK) Ltd.

         2) One Link Information Ltd.

         3) Harbour Networks Ltd.

         4) Beijing Harbour Networks Co. Ltd.

         5) Huawei Technologies Co. Ltd.

         6) Huawei Tech. Investment Co. Ltd.

         Please note that the maximum period for repayment of Drafts, Trust Receipts and Invoice Trust Receipts is 90 days. For HKD bills, interest will be charged at our Hong Kong Interbank Offered Rate OR our prevailing funding cost, whichever is higher, plus 2.25%; for foreign currency bills, interest will be charged at our London Interbank Offered Rate OR our prevailing funding cost, whichever is higher, plus 2.25%, all the rates subject to fluctuation at our discretion.

L/C opening commission:
On first USD50,000.-                1/4%
From USD50,001 to USD150,000.-     1/12%
On balance                         1/24%

In lieu of exchange commission:     1/8%

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                                                              [FORTIS BANK LOGO]

Date     10 February 2003
Subject  General Banking Facilities
         Kwanasia Electronics Company Limited
Pages    3/6

Standby L/C commission: (on monthly basis)
On first USD50,000.-                1/8%
On balance                         1/16%

Invoice Discounting Commission: 1/8% flat (minimum HKD300.-)

Invoice T/R Commission :        1/8% flat (minimum HKD300.-)

Handling commission on:-
Outwards Remittance              HKD150.- flat
Inward Remittance via T/T        HKD50.- flat

Unless otherwise specified, interest on the above facilities is calculated on a daily basis and on the basis of a 365-day year for Hong Kong Dollars and 360-day year for United States Dollars denominated facilities (same for ordinary and leap years).

Any amount unpaid on due date will be subject to additional interest at the Bank's then prevailing overdue interest rate and will be compounded monthly. We may, without prejudice to our rights, increase the interest rate on the entire outstanding if any amount becomes overdue.

Whilst the aforesaid facilities are outstanding, all the goods held to our order in relation to such facilities will be insured in such amount as we may in our discretion so stipulate.

An annual facilities fee of HKD8,000.- p.a. (subject to revision at our discretion) will continue to be charged to your current account starting in November of each year, which is non-refundable.

Securities:-

The charge dated 15 November 2001 which you have duly executed in our favour of all monies in the deposit accounts with us in your name. Your current deposit of not less than HKD5,066,079.11 (or its equivalent amount in USD or 110% equivalent in other currencies acceptable to us) together with interest accrued thereon with us is, for the avoidance of doubt, subject to this charge.

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                                                              [FORTIS BANK LOGO]

Date     10 February 2003
Subject  General Banking Facilities
         Kwanasia Electronics Company Limited
Pages    4/6

As additional support for the aforesaid facilities, yourgoodselves, Deswell Industries Inc. and Mr. Lee Shu Kwan & Mr. Tam Man Chi have undertaken that:-

a) Deswell Industries Inc. will not give corporate guarantee to any financial institutions or banks for the account of your Company unless with our prior written consent;

b) Mr. Lee Shu Kwan and Mr. Tam Man Chi will not give personal guarantee to any financial institutions or banks for the account of your Company unless with our prior written consent;

c) you will immediately notify us of any change of directorship or shareholdership or any amendment of the Memorandum and Articles of Association of your Company; and

d) you will channel through us an annual bills turnover of not less than HKD18 Million.

We reserve the overriding right to (a) demand immediate repayment of any or all of the amount outstanding in respect of the facilities together with all accrued interest and other moneys payable and (b) revise the terms and conditions applicable to the facilities or withdraw the facilities, in each case at any time at our discretion.

Without prejudice to any of the provisions herein, all moneys outstanding hereunder will automatically become immediately due and payable on our receipt of any claim or notice of any interest by any third party (including without limitation notice to recover any amount under any Ordinance, garnishee order nisi, assignment or any security interest) affecting any of our liabilities to you or any other party who has provided any guarantee or other security in respect of your obligations to us.

Please note that by signing and returning to us a copy of this letter, you are consenting to our providing to any guarantor or provider of security in respect of any loan or credit facilities extended to you or the professional advisers of such guarantor or provider of security all information (including financial information relating to or provided by you) concerning such loan or credit facilities including without limitation the following:

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                                                              [FORTIS BANK LOGO]

Date     10 February 2003
Subject  General Banking Facilities
         Kwanasia Electronics Company Limited
Pages    5/6

(a) a copy of the contract evidencing the obligations to be guaranteed or secured or a summary thereof:

(b) a copy of any formal demand for overdue payment which is sent to you after you have failed to settle an overdue amount following a customary reminder; and

(c) from time to time on request by the guarantor or provider of security, a copy of the latest statement of account provided to you.

We may, without prior notice, at any time (irrespective of whether there is any default in payment of any sum payable hereunder) set off any of our liabilities (in any currency, wherever situated or payable, and whether or not matured) to you against any liabilities owed by you to us whether your liabilities be actual or contingent, present or future, or primary or collateral. Your liabilities in each case include without limitation joint liabilities. For this purpose, we may use all or any part of such liabilities to buy such other currencies as may be necessary to effect such set off at our spot rate. If any such liabilities is unliquidated or unascertained, we may set off the estimated amount (determined by us at our discretion) of such liability. Nothing in this provision is intended to give us any security of proprietary interest whether by way of mortgage, charge or otherwise. This provision operates by way of contract and self-help remedies.

To keep our file updated, you are required to:-

i) provide us with your audited financial statements within six months from the end of each financial year; and

ii) immediately inform us of any change of your directors or amendment of your constitutional documents and provide us with the documents or information in relation to the same upon our demand.

This facility letter shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region. You will irrevocably submit to the non-exclusive jurisdiction of the Courts of the Hong Kong Special Administrative Region.

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                                                              [FORTIS BANK LOGO]

Date     10 February 2003
Subject  General Banking Facilities
         Kwanasia Electronics Company Limited
Pages    6/6

Kindly signify your agreement to the foregoing by returning to us, duly signed, the enclosed duplicate of this letter. If no signed confirmation is received from you within one month from the date of this letter or if after you have returned to us on time the signed duplicate of this letter, the facilities (or the revised part where applicable) are not drawn down within three months from the date hereof, the facilities may be treated as cancelled at our absolute discretion.

Yours faithfully,
For FORTIS BANK ASIA HK

/s/ NG, Kwok Wai    /s/ SHIN, Chi Ming Peter
-----------------   -------------------------
    NG, KWOK WAI        SHIN, CHI MING PETER

We agree to the terms and conditions set out above. We give our express consent to your providing to any guarantor or provider of security in respect of any loan or credit facilities extended to us or the professional advisers of such guarantor or provider of security the information referred to above.

For and on behalf of
KWANASIA ELECTRONICS CO. LTD.


/s/[ILLEGIBLE]
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Authorized Signature(s)

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Kwanasia Electronics Company Limited
Date: